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EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              FOR THE PERIODS ENDED

                                                Company                                 Predecessor
                                             ----------------   -------------------------------------------------------------------
                                                Nine Months     Three Months                       Years ended
                                                  ended            ended                           December 31,
                                                                                  -------------------------------------------------
                                             December 31, 2001  March 31, 2001     2000          1999          1998           1997
                                             -----------------  --------------    -------------------------------------------------
Earnings:
   Income before income taxes and
    extraordinary items                         $    21,815   $     6,201       $ 73,600   $    74,666   $    69,417   $     55,449
Add:
   Fixed charges                                     46,045         3,692         15,315        14,514        13,355         13,611
   Amortization of capitalized interest                 429           143            572           572           572            572
Subtract:
   Interest capitalized                                (196)            -           (224)       (1,054)       (1,048)          (720)
                                                -----------   -----------       ---------------------------------------------------
     Adjusted Earnings                               68,093        10,036         89,263        88,698        82,296         68,912
                                                ===========   ===========       ===================================================

Fixed Charges:
   Interest expensed and capitalized                 42,531         3,292         13,715        12,972        11,638         12,024
   Interest portion of rentals                        1,155           375          1,500         1,442         1,617          1,487
   Amortization of capitalized debt expense           2,359            25            100           100           100            100
                                                -----------   -----------       ---------------------------------------------------
                                                     46,045         3,692         15,315        14,514        13,355         13,611
                                                ===========   ===========       ===================================================

Ratio of earnings to fixed charges                     1.48          2.72           5.83          6.11          6.16           5.06
                                                ===========   ===========       ===================================================
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